Execution

AMENDED AND RESTATED CALL OPTION AGREEMENT

This AMENDED AND RESTATED CALL OPTION AGREEMENT (this “Agreement”) is made and entered into as of July 21, 2011 (the “Effective Date”), between [    ], a resident of the People’s Republic of China (the “PRC”), with ID Card Number of [    ] (the “Grantee”) and Sherry Xue Li, a resident of the United States of America, with passport number of [   ] (the “Grantor”), and is intended to amend, restate and replace, in its entirety, the original Call Option Agreement by and between the Grantees and Grantors effective as of the date hereof. Grantee and Grantor are also referred to herein together as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, BRS Group, Inc. (the “Holding Co.”)  is a corporation incorporated under the law of the State of Delaware and the Grantor holds 100% shares of common stock (the “Common Stock”) of the Holding Co., representing 100% of total issued and outstanding common stock of the Holding Co. ;

WHEREAS, the Holding Co. holds 100% share equity of BRS (Tianjin) Investment Manage Co., Ltd. (the “WFOE”), a wholly foreign owned enterprise incorporated in PRC, which consolidates all the financials of Walker Resources Recycling Co., Ltd. (the “Company”) via contractual arrangement;

WHEREAS, the Grantor desires to grant to the Grantee an option to acquire 720,000 of the shares of Common Stock held by him/her (for purposes of this Agreement, including the Call Right described herein, the “Grantor’s Shares”) pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, the Parties, in consideration of the foregoing premises and the terms, covenants and conditions set forth below, and for other good and valuable consideration, receipt of which is acknowledged, hereby agree as follows:

AGREEMENT

1.	DEFINITIONS; INTERPRETATION

1.1           Terms Defined in this Agreement.  The following terms when used in this Agreement shall have the following definitions:

“Bankruptcy Law” means any Law of any jurisdiction relating to bankruptcy, insolvency, corporate reorganization, company arrangement, civil rehabilitation, special liquidation, moratorium, readjustment of debt, appointment of a conservator, trustee or receiver, or similar debtor relief.

“Business Day” means any day on which commercial banks are required to be open in the United States.

“Call Price” means, with respect to any exercise of the Call Right, US Dollar 0.0001 per share of the Grantor’s Shares subject to any Call Exercise Notice.

“Call Right”, means according to the context, the option that the Grantee has to purchase the Grantor’s Shares or the shares of the Ultimate Controller upon conversion, subject to the terms and conditions of this Agreement.

“Exercise Price” means the exercise price to be paid by the Grantees to the Grantor of $0.0001 per Grantor Shares;

“Exercise Notice” means the notice substantially in the form set out in Schedule B.

“Expiration Date” means 6:30 p.m. (New York time) on the fifth anniversary date therefrom.

“Distributions” means any cash proceeds arising from or in respect of, or in exchange for, or accruing to or in consequence of the Grantor’s Shares from the date hereof to the Expiration Date, including without limitation, the Dividends.

“Dividends” means the dividends declared by Holding Co and accrued in respect of the Grantor’s Shares (whether or not such dividends shall have been paid and received by the Grantee or his Nominee(s)).

“Government Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal); or (d) individual, Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Government Authority.

“Nominee” means such person nominated by the Grantee in the Transfer Notice to be the transferee of the Call Right or the Grantor’s Shares;

“Person” means any individual, firm, company, corporation, limited liability company, unincorporated association, partnership, trust, joint venture, governmental authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Transfer Notice” means the notice substantially in the form set out in Appendix B.

1.2           Interpretation.

(a)           Certain Terms.  The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

(b)                      Section References Titles and Subtitles.  Unless otherwise noted, all references to Sections herein are to Sections of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(c)           Reference to Entities, Agreements, Statutes.  Unless otherwise expressly provided herein, (i) references to a Person include its successors and permitted assigns, (ii) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

2.	CALL RIGHT, VOTING TRUST AND CONVERSION RIGHT

2.1           Call Right.  The Grantee shall have, during the Exercise Period (as defined below), the right and option to purchase from the Grantor, and upon the exercise of such right and option the Grantor shall have the obligation to sell to the Grantee or his Nominee(s), a portion of the Grantor’s Shares identified in the Call Exercise Notice (the “Call Right”). Grantee or Nominee(s) shall be permitted to request, and Grantor shall be obligated to transfer, the following number of Grantor’s Shares upon the attainment of the following Conditions:

2.2           40% of Grantor Shares shall vest and become exercisable on December 31, 2012, 30% of Grantor Shares shall vest and become exercisable on December 31, 2013, and 30% of Grantor Shares shall vest and become exercisable on December 31, 2014.

Notwithstanding anything in this Agreement, in case that the Grantor violates any provision of this Agreement, the Grantee shall receive an irrevocable Call Right to any and all of the Grantor’s Shares then held by the Grantor, without any regard to the Conditions being met. The Grantee shall be entitled to exercise such Call Right immediately and the Grantor shall transfer to the Grantee or his Nominee(s) all the Grantor’s Shares immediately upon the Grantee’s or his Nominee(s)’s exercise of such Call Right.

2.3           Call Period.  The Call Right shall be exercisable by Grantee, by delivering a Call Exercise Notice at any time during the period (the “Exercise Period”) commencing on the date hereof and ending at 6:30 p.m. (New York time) on the fifth anniversary date therefrom (such date or the earlier expiration of the Call Right is referred to herein as the “Expiration Date”).

2.4           Nominees:  The Grantee may, at any time during the Exercise Period, at his sole discretion, nominate one or more person(s) (each a “Nominee”) to be the transferee(s) of whole or part of his Call Right, who shall hold and/or exercise the transferred Call Right on behalf of the Grantee.

2.5           Exercise Process.  In order to exercise the Call Right during the Exercise Period, the Grantee or his Nominee(s) shall deliver to the Grantor, a written notice of such exercise substantially in the form attached hereto as Appendix A (a “Call Exercise Notice”) to such address or facsimile number as set forth therein. The Call Exercise Notice shall indicate the number of the Grantor’s Shares as to which the Grantee or his Nominee(s) is/are then exercising his/her Call Right and the aggregate Call Price. Provided the Call Exercise Notice is delivered in accordance with Section 5.4 to the Grantor on or before 6:30 p.m. (New York time) on a Business Day, the date of exercise (the “Exercise Date”) of the Call Right shall be the date of such delivery of such Call Exercise Notice. In the event the Call Exercise Notice is delivered after 6:30 p.m. (New York time) on a Business Day or on a day which is not a Business Day, the Exercise Date shall be deemed to be the first Business Day after the date of such delivery of such Call Exercise Notice. The delivery of a Call Exercise Notice in accordance herewith shall constitute a binding obligation (a) on the part of the Grantee or his Nominee(s) to purchase, and (b) on the part of the Grantor to sell, the Grantor’s Shares subject to such Call Exercise Notice in accordance with the terms of this Agreement.

2.6           Call Price.  If the Call Right is exercised pursuant to this Section 2, as payment for the Grantor’s Shares being purchased by the Grantee or Nominee(s) pursuant to the Call Right, such Grantee or Nominee(s) shall pay the aggregate Call Price to the Grantor within fifteen (15) Business Days of the Exercise Date.

2.7           Delivery of the Shares.  Upon the receipt of a Call Exercise Notice, the Grantor shall deliver, or take all steps necessary to cause to be delivered the Grantor’s Shares being purchased pursuant to such Call Exercise Notice within three (3) Business Days of the date of a Call Exercise Notice.

2.8           Transfer Notice:  In case that the Grantee transfers any or all of his Call Right to one or more Nominees in accordance with Section 2.3 above, the Grantee shall provide a Transfer Notice to the Grantor.

Voting Trust:  The Grantor hereby agrees to irrevocably appoint the Grantee with the exclusive right to exercise, on his/her behalf, all of his/her voting rights of the Grantor’s Shares in accordance with the relevant laws and Articles of Association or similar constitutional documents of the Holding Co.; the Grantee shall have right to vote on behalf of the Grantor to a vote for relevant issues including but not limited to appointing and electing the directors of the Public Company and Walker Resources before all of the Grantor’s shares are transferred to the Grantee, provided, however, that the Grantee shall not be permitted to authorize or approve the Grantor selling, transferring, pledging, disposing or otherwise encumbering  the shares of the Public Company before the vesting date according to the vesting schedule.

2.9            . The Grantee agrees to accept such authorization.

2.10           Adjustment.                      If, prior to the Completion Date, the Company shall effect any adjustment in its share capital (such as a share split, share dividend, share combination or other similar acts), then the number of Grantor Shares and the Exercise Price shall be adjusted accordingly to take such adjustment into account.

3.	ENCUMBRANCES; TRANSFERS, SET-OFF AND WITHHOLDINGS

3.1           Encumbrances.  Upon exercise of the Call Right, the Grantor’s Shares being purchased shall be sold, transferred and delivered to the Grantee free and clear of any claim, pledge, charge, lien, preemptive rights, restrictions on transfers (except as required by securities laws of the United States), proxies, voting agreements and any other encumbrance whatsoever.

3.2           Transfers.  Prior to the Expiration Date, the Grantor shall continue to own, free and clear of any hypothecation, pledge, mortgage or other encumbrance, except pursuant to this Agreement and except in favor of the Collateral Agent (as defined below) for the benefit of the Grantee, such amount of the Grantor’s Shares as may be required from time to time in order for the Grantee to exercise his Call Right in full.

3.3           Set-off.  The Grantee shall be entitled to receive all of the Grantor’s Shares subject to the exercise of a Call Right, and for the purposes of this Agreement, Grantor hereby waives, as against the Grantee or his Nominee(s), all rights of set-off or counterclaim that would or might otherwise be available to the Grantor.

3.4           Escrow of the Option Shares.

(a)           Upon execution of this Agreement, the Grantor shall deliver to Grantee the stock certificates representing the Grantor Shares. The stock certificates representing the Grantor Shares (together with duly executed stock powers in blank) shall be held by Grantee.

(b)           Upon receipt of a Call Exercise Notice, the Grantee shall promptly deliver the Grantor Shares being purchased pursuant to such Call Exercise Notice in accordance with the instructions set forth therein.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

4.1           Representations and Warranties by the Grantor.  The Grantor represents and warrants to the Grantee that:

(a)           Valid and Binding Obligations.  This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Grantor, enforceable against such Grantor in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

(b)           No Conflicts.  Neither the execution or delivery of this Agreement by the Grantor nor the fulfillment or compliance by the Grantor with any of the terms hereof shall, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under,any contract or any judgment, decree or order to which Grantor is subject or by which the Grantor is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Government Authority which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Grantor or compliance with the provisions hereof by the Grantor do not, and shall not, violate any provision of any Law to which the Grantor is subject or by which it is bound.

(c)           No Actions.  There are no lawsuits, actions (or to the best knowledge of the Grantor, investigations), claims or demands from any other third party, or other proceedings pending or, to the best of the knowledge of the Grantor, threatened against the Grantor which, if resolved in a manner adverse to the Grantor, would adversely affect the right or ability of the Grantor to carry out its obligations set forth in this Agreement (the “Actions”) as of the execution of this Agreement. The Grantor further warrants and covenants that such actions will not occur after the execution of this Agreement.

(d)           Title.  The Grantor owns the Grantor’s Shares free and clear of any claim, pledge, charge, lien, preemptive rights, restrictions on transfers, proxies, voting agreements and any other encumbrance whatsoever, except as contemplated by this Agreement. The Grantor has not entered into or is a party to any agreement that would cause the Grantor to not own such Grantor’s Shares free and clear of any encumbrance, except as contemplated by this Agreement.

(e)           Exercise of Rights.  Without first obtaining written instruction from the Grantee, the Grantor will not exercise any rights in connection with the Grantor’s Shares to which the Grantor is entitled as of the date of this Agreement, including but not limited to voting rights, share transfer right, dividends rights, preemptive right or any rights in connection with pledge, proxy, charge, lien. The Grantor further warrants and covenants that it will, unconditionally and immediately, exercise any rights in connection with the Grantor’s Shares in compliance with the Grantee’s written instruction upon its receipt of such written instruction.

4.2           Representations and Warranties by Grantee.  The Grantee represents and warrants to the Grantor that:

(a)           Valid and Binding Obligations.  This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Grantee, enforceable against the Grantee in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

(b)           No Conflicts.  Neither the execution nor delivery of this Agreement by the Grantee nor the fulfillment or compliance by the Grantee with any of the terms hereof shall, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or any judgment, decree or order to which Grantee is subject or by which Grantee is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Government Authority which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Grantee or compliance with the provisions hereof by the Grantee do not, and shall not, violate any provision of any Law to which Grantee is subject or by which it is bound.

(c)           No Actions.  There are no lawsuits, actions (or to the best knowledge of the Grantee, investigations), claims or demands or other proceedings pending or, to the best of the knowledge of the Grantee, threatened against the Grantee which, if resolved in a manner adverse to the Grantee, would adversely affect the right or ability of the Grantee to carry out his obligations set forth in this Agreement.

4.3           Covenants.

(a)           Without the prior written consent of the Grantee, the Grantor shall vote the Grantor’s Shares such that Holding Co shall not, (i) issue or create any new shares, equity, registered capital, ownership interest, or equity linked securities, or any options or warrants that are directly convertible into, or exercisable or exchangeable for, shares, equity, registered capital, ownership interest, or equity-linked securities of Holding Co, or other similar equivalent arrangements, (ii) alter the shareholding structure of Holding Co or WFOE, (iii) cancel or otherwise alter the Grantor’s Shares, (iv) amend the charter or the by-laws of Holding Co, (v) liquidate or wind up Holding Co, (vi) sell, transfer, assign, hypothecate or otherwise reduce the value of any assets held by Holding Co, including but without limitation, any and all shares in Holding Co. and WFOE or (vi) act or omit to act in such a way that would be detrimental to the interest of the Grantee in the Grantor’s Shares, (vii) transfer, assign, pledge, hypothecate or vest any option on his shares in Holding Co to any third party. The Grantor shall cause Holding Co. and WFOE to disclose to the Grantee true copies of all the financial, legal and commercial documents of Holding Co. and WFOE and the resolutions of the shareholders and the board of directors.

(b)           The Grantor agrees that the Grantee or his Nominee(s) shall be entitled to all the Distributions in respect of the Grantor’s Shares.  In the event that any such Distributions have been received by the Grantor for any reason, the Grantor shall, at the request of the Grantee, pay an amount equivalent to the Distributions received by him to the Grantee or his Nominee(s) at the time of the exercise of the Call Right by the Grantee or his Nominee(s).

(c)           The transaction contemplated hereunder and any information exchanged between the Parties pursuant to this Agreement will be held in complete and strict confidence by the concerned Parties and their respective advisors, and will not be disclosed to any person except: (i) to the Parties’ respective officers, directors, employees, agents, representatives, advisors, counsel and consultants that reasonably require such information and who agree to comply with the obligation of non-disclosure pursuant to this Agreement; (ii) with the express prior written consent of the other Party; or (iii) as may be required to comply with any applicable law, order, regulation or ruling, or an order, request or direction of a government agency; provided, however, that the foregoing shall not apply to information that: (1) was known to the receiving Party prior to its first receipt from the other Party; (2) becomes a matter of public knowledge without the fault of the receiving Party; or (3) is lawfully received by the Party from a third person with no restrictions on its further dissemination.

(d)           If at any time: (i) the Grantor fails to deliver the Grantor’s Shares in accordance with this Agreement, if such failure is not remedied on or before the third Business Day after notice of such failure is given to the Grantor by the Grantee; (ii) the Grantor fails to comply with or perform any agreement, covenant or obligation to be complied with or performed by the Grantor in accordance with this Agreement if such failure is not remedied on or before the third Business Day after notice of such failure is given to the Grantor by the Grantee; or (iii) the Grantor (1) becomes insolvent or is unable to pay his debts or fails or admits in writing his inability generally to pay his debts as they become due; (2) makes a general assignment, arrangement or composition with or for the benefit of his creditors; (3) institutes or has instituted against him a proceeding seeking a judgment of insolvency or bankruptcy or any relief under any Bankruptcy Law, (4) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for him or for all or substantially all his assets; (5) has a secured party that takes possession of all or substantially all his assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all his assets, (6) causes or is subject to any event with respect to him which, under the applicable Law, has an analogous effect to any of the events described in clauses (1) through (5); or (7) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts, then the Call Right shall become immediately exercisable in respect of all of the Grantor’s Shares without further regard to the occurrence of any of the Conditions as per Section 2 of this Agreement.

5.	MISCELLANEOUS.

5.1           Governing Law, Jurisdiction.  This Agreement shall be construed according to, and the rights of the Parties shall be governed by, the laws of the State of New York, without reference to any conflict of laws principle that would cause the application of the laws of any jurisdiction other than New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts sitting in the City of New York, for the adjudication of any dispute hereunder or in connection herewith, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that such, suit, action or proceeding is brought in an inconvenient forum, or that the venue of such suit, action or proceeding is improper.

5.2           Successors and Assigns.  No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.

5.3           Entire Agreement; Amendment.  This Agreement constitutes the full and entire understanding and agreement between and among the Parties with regard to the subject matter hereof. Any term of this Agreement may be amended only with the written consent of each Party.

5.4           Notices and Other Communications.  Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation, or (c) if by an internationally recognized overnight courier service, one Business Day after deposit with such courier service. All such notices, requests, demands and other communications shall be addressed to such address or facsimile number as a party may have specified to the other parties in writing delivered in accordance with this Section 5.4.

5.5           Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Person hereunder, upon any breach or default under this Agreement, shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Person hereunder of any breach or default under this Agreement, or any waiver on the part of any Person of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing and signed by the waiving or consenting Person.

5.6           Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

5.7           Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

5.8           Further Assurances.  The Parties shall perform such acts, execute and deliver such instruments and documents and do all other such things as may be reasonably necessary to effect the transactions contemplated hereby.

5.9           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

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IN WITNESS WHEREOF the Parties have executed dais Agreement as of the date first written above.

Grantee:

Grantor:

APPENDIX A

Form of Exercise Notice

[                                       ] (the “Grantor”) ]

[                                       ]

Attention: [                   ]

Re:	Call Option Agreement dated (the “Call Option Agreement”) between [ ] “Grantee”) and [ ] (“Grantor”).

Dear Sir:

In accordance with Section 2.4 of the Call Option Agreement, Grantee hereby provides this notice of exercise of the Call Right in the manner specified below:

(a)	The Grantee hereby exercises its Call Rights with respect to Grantor’s Shares pursuant to the Call Option Agreement.

(b)	The Grantee intends to buy [ ] Grantor’s Shares and shall pay the sum of $ ___________ to the Grantor.

Dated: ________________, _______

APPENDIX B

Form of Exercise Notice

To:           Sherry Xue Li (the “Grantor”)

From:       (the “Grantee”)

1, the undersigned, refer to the Call Option Agreement (the “Call Option Agreement”) dated [ 2010 made between Grantee and Grantor. Terms defined in the Call Option Agreement shall have the same meanings as used herein.

I hereby give you notice that I will transfer to [Nominees’ names] the following portion of the Call Right, expressed in terms of the number of Grantor’s Shares represented by the portion of the Call Right transferred in accordance with the terms and conditions of the Call Option Agreement,.

Nominees                                                                Option Shares to be Transferred

Dated [          ]

Yours faithfully

Name:
[Grantee]